Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
CROWN CASTLE INC.
The present name of the corporation is Crown Castle Inc. The corporation was incorporated under the name “Crown Castle REIT Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 27, 2014, which certificate was (i) amended and restated on December 15, 2014 and (ii) restated on July 20, 2017 (such certificate, as subsequently amended, the “Amended and Restated Certificate of Incorporation”). This Restated Certificate of Incorporation of the corporation only restates and integrates and does not further amend or supplement the provisions of the corporation’s Amended and Restated Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between the provisions of the Amended and Restated Certificate of Incorporation as theretofore amended and supplemented and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The Amended and Restated Certificate of Incorporation of the corporation is hereby integrated and restated to read in its entirety as follows:

ARTICLE I

Name
The name of the corporation (which is hereinafter referred to as the “Corporation”) is:
Crown Castle Inc.
ARTICLE II

Address
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III

Purpose
The purpose of the Corporation shall be to engage in any lawful act or activity (including, without limitation or obligation, engaging in such lawful acts or activities which are necessary, appropriate or desirable to qualify for taxation under Sections 856 through 860, or any successor sections, of the Code (as defined in Article IV, Section C), as a “real estate investment trust” (hereinafter referred to as a “REIT”)) for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (hereinafter referred to as the “DGCL”).

ARTICLE IV

Capitalization
The total number of shares of stock which the Corporation shall have authority to issue is one billion two hundred twenty million (1,220,000,000), consisting of twenty million (20,000,000) shares of Preferred Stock, par value $0.01 per share (hereinafter referred to as “Preferred Stock”), and one billion two hundred million (1,200,000,000) shares of Common Stock, par value $0.01 per share (hereinafter referred to as “Common Stock”).
The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.
A.    Undesignated Preferred Stock. The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (hereinafter referred to as the “Board of Directors”) is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
1.    The designation of the series, which may be by distinguishing number, letter or title.
2.    The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).
3.    The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.
4.    Dates at which dividends, if any, shall be payable.
5.    The redemption rights and price or prices, if any, for shares of the series.
6.    The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.
7.    The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
8.    Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

9.    Restrictions on the issuance of shares of the same series or of any other class or series.
10.    The voting rights, if any, of the holders of shares of the series.
B.    Common Stock.
1.    General. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders. The holders of the shares of Common Stock shall at all times, except as otherwise provided in this Amended and Restated Certificate of Incorporation or as required by applicable law, vote together with the holders of any other class or series of stock of the Corporation accorded such general voting rights, as one class.
Notwithstanding the foregoing, except as otherwise required by applicable law, the holders of shares of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.
2.    Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment of all preferential amounts required to be paid to the holders of Preferred Stock, the holders of shares of Common Stock then outstanding shall share ratably in any distribution of the remaining assets and funds of the Corporation.
C.    Restrictions on Transfer and Ownership of Shares of Stock.
1.    Definitions. For the purpose of this Article IV, Section C, the following terms shall have the following meanings (unless otherwise specified, references to sections shall be to the sections of this Article IV, Section C):
Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 9.8 percent in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 2(8).
Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 3(6), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder, all as from time to time in effect, or any successor law, regulations and rulings, and any reference to any statutory, regulatory or ruling provision shall be deemed to be a reference to any successor statutory, regulatory or ruling provision.
Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined by the Board of Directors in accordance with Section 2(8).
Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owning” and “Constructively Owned” shall have the correlative meanings.
Excepted Holder. The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by this Article IV, Section C or by the Board of Directors pursuant to Section 2(8).
Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors for such Excepted Holder pursuant to Section 2(8) and subject to adjustment pursuant to Section 2(8), the percentage limit established by the Board of Directors pursuant to Section 2(8).
Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
Initial Date. The term “Initial Date” shall mean the effective time of the merger of Crown Castle International Corp. with and into the Corporation pursuant to that Agreement and Plan of Merger, dated as of September 19, 2014, by and between Crown Castle International Corp. and the Corporation.
Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of such Capital Stock, as determined by the Board of Directors.
NYSE. The term “NYSE” shall mean the New York Stock Exchange.
Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.
Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article IV, Section C, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 2(1), and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.
Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to the final paragraph of Article VII of this Amended and Restated Certificate of Incorporation that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with any or all of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required for REIT qualification and taxation.
Transfer. The term “Transfer” shall mean any issuance, sale, transfer, redemption, gift, assignment, devise or other disposition, as well as any other event or change in circumstances (including, without limitation, any change in the value of any shares of Capital Stock and any redemption of any shares of Capital Stock) that causes any Person to acquire or possess beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote (other than revocable proxies or consents given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act) or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, beneficially owned (determined under the principles of Section 856(a)(5) of the Code), Beneficially Owned or Constructively Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.
Trust. The term “Trust” shall mean any trust provided for in Section 3(1).
Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust, or any successor trustee.

2.    Capital Stock.
(1)    Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 4:
(A)    Basic Restrictions.
(i)    (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.
(ii)    No Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).
(iii)    No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation actually owning or Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
(iv)    No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock could result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
(v)    Notwithstanding any other provision contained herein, any Transfer of shares of Capital Stock that, if effective, would result in the shares of Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
The number and value of the outstanding shares of Capital Stock (or any class or series thereof) Beneficially Owned or Constructively Owned by any Person shall be determined by the Board of Directors, which determination shall be final and conclusive for all purposes hereof. For purposes of determining the percentage ownership of Capital Stock (or any class or series thereof) by any Person, shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or Constructively held by such Person, but not shares of Capital Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

(B)    Transfer in Trust. If any Transfer of shares of Capital Stock occurs on or after the Initial Date which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 2(1)(A)(i)-(iv),
(i)    then that number of shares of Capital Stock, the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 2(1)(A)(i)-(iv) (rounded up to the nearest whole share), shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 3, effective as of the close of business on the Business Day prior to the date of such Transfer (or if a Transfer results in a transfer to a Trust pursuant to this Section 2(1)(B) on the Initial Date, effective as of the close of business on the Initial Date), and such Person shall acquire no rights in such shares; or
(ii)    if the transfer to the Trust described in clause (i) of this Section 2(1)(B) would not be effective for any reason to prevent the violation of Section 2(1)(A)(i)-(iv), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 2(1)(A)(i)-(iv) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
(iii)    Subject to Section 2(6), in determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 2(1)(B) and Section 3 hereof, shares shall be so transferred to a Trust in such manner that minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent that the Board of Directors determines that the shares transferred to the Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 2(1)(B)), and to the extent not inconsistent therewith, on a pro rata basis.
(iv)    To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 2(1)(B), a violation of any provision of this Article IV, Section C would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article IV, Section C.
(2)    Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer has taken place that results in a violation of Section 2(1) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 2(1) (whether or not such violation is intended), the Board of Directors shall be entitled to take such action as it deems necessary, appropriate or desirable to refuse to give effect to or to prevent such Transfer, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 2(1) shall automatically result in the transfer to a Trust described above and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

(3)    Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 2(1)(A) or any Person who held or would have owned shares of Capital Stock that resulted in a transfer to a Trust pursuant to the provisions of Section 2(1)(B) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may from time to time request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.
(4)    Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:
(A)    every owner of five percent or more (or such lower percentage as required by the Code or the U.S. Treasury Department regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of each class and series of Capital Stock Beneficially Owned or Constructively Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and
(B)    each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request in order to determine the Corporation’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.
(5)    Remedies Not Limited. Subject to the final paragraph of Article VII of this Amended and Restated Certificate of Incorporation, nothing contained in this Article IV, Section C shall limit the authority of the Board of Directors to take such other action as it deems necessary, appropriate or desirable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.
(6)    Application of Remedies. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 2(2)) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 2(1), such remedies (as applicable) shall apply first to the shares of Capital Stock that, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock that, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person. In addition, any approvals, determinations or other actions which may be taken by the Board of Directors pursuant to this Article IV, Section C may, to the extent permissible under the DGCL and applicable law, be delegated by the Board of Directors to any duly authorized committee of the Board of Directors or other designee of the Board of Directors.

(7)    Ambiguity. In the case of an ambiguity in the application of any of the provisions of, or any definition contained in, this Article IV, Section C, the Board of Directors shall have the power to determine the application of the provisions of, or definitions contained in, this Article IV, Section C with respect to any situation based on the facts known to it. In the event Article IV, Section C requires an action by the Board of Directors and this Amended and Restated Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article IV, Section C and the final paragraph of Article VII.
(8)    Exceptions.
(A)    Subject to Section 2(1)(A)(ii)-(v), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit (prospectively or retroactively) for such Person if the Corporation obtains such representations and undertakings from such Person as the Board of Directors determines are reasonably necessary to determine that:
(i)    no Person’s Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 2(1)(A)(ii)-(v); and
(ii)    such Person does not and will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, a tenant shall not be treated as a tenant of the Corporation if the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue from such tenant such that, in the judgment of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT).
Any violation or attempted violation of any such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 2(1) through 2(7)) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 2(1)(B) and 3.
(B)    Prior to granting any exemption or establishing or increasing any Excepted Holder Limit pursuant to Section 2(8)(A), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole discretion, as it may deem necessary, appropriate or desirable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems necessary, appropriate or desirable in connection with granting such exemption or establishing or increasing any Excepted Holder Limit.
(C)    Subject to Section 2(1)(A)(ii)-(v), an underwriter or placement agent that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the

Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.
(D)    The Board of Directors may only reduce the Excepted Holder Limit applicable to any Excepted Holder: (1) with the written consent of such Excepted Holder or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment or increase of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit, as the case may be.
(9)    Increase or Decrease in Aggregate Stock Ownership and Common Stock Ownership Limits. Subject to Section 2(1)(A)(ii)-(v), the Board of Directors may from time to time, in its sole discretion, increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for one or more Persons and/or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for all other Persons; provided, however, that the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Person whose percentage ownership in Common Stock is in excess of such decreased Common Stock Ownership Limit and/or whose percentage ownership in Capital Stock is in excess of such decreased Aggregate Stock Ownership Limit, as applicable, until such time as such Person’s percentage ownership of Common Stock equals or falls below the decreased Common Stock Ownership Limit and/or such Person’s percentage ownership of Capital Stock equals or falls below the decreased Aggregate Stock Ownership Limit, as applicable, but any further acquisition of Capital Stock in excess of such percentage ownership of Common Stock and/or Capital Stock by such person will be in violation of the Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, as applicable, and, provided further, that the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.
(10)    Legend. Each certificate for shares of Capital Stock, if certificated, or the notice in lieu of a certificate, if such shares are to be uncertificated, shall bear, in addition to any other legend required by law, substantially the following legend:
The shares represented by this certificate are subject to restrictions on beneficial ownership (determined under the principles of Section 856(a)(5) of the Internal Revenue Code of 1986, as amended (“Code”)), Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Code. Subject to certain further restrictions and except as expressly provided in the Corporation’s Amended and Restated Certificate of Incorporation (“Charter”), (i) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of the Common Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own shares of Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code; (iv) no Person may Beneficially Own or Constructively Own shares of Capital Stock that would otherwise cause the Corporation to fail to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation actually owning or Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); (v) no Person may Beneficially Own or Constructively Own shares of Capital Stock that could result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” under Section 897(h)(4)(B) of the Code; and (vi) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code). Any Person who Beneficially Owns or Constructively Owns or attempts or intends to Beneficially Own or Constructively Own shares of Capital Stock which cause or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership provided in (i), (ii), (iii), (iv) or (v) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares if the Board of Directors determines that ownership or a Transfer may violate the restrictions described above. Furthermore, if the ownership restriction provided in (vi) above would be violated, or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings given to them in the Charter, as the same may be amended and/or restated from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.
Instead of the foregoing legend, the certificate or notice may state that the Corporation will furnish a full statement about certain restrictions on ownership and transferability to a stockholder on request and without charge.
3.    Transfer of Capital Stock in Trust.
(1)    Ownership in Trust. Upon any purported Transfer described in Section 2(1)(B) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer that results in the transfer to the Trust pursuant to Section 2(1)(B); provided, however, if a Transfer results in a transfer to the Trust pursuant to Section 2(1)(B) on the Initial Date, such transfer shall be deemed to be effective as of the close of business on the Initial Date. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 3(6).
(2)    Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.
(3)    Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary and, when received, shall be promptly distributed to the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to the laws of the State of Delaware, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article IV, Section C, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.
(4)    Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 2(1)(A). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 3(4). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 3(3) of this Article IV, Section C. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be promptly paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 3(4), such excess shall be paid to the Trustee upon demand and, when received, shall be promptly distributed to the Charitable Beneficiary.

(5)    Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (ii) the Market Price of the shares on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 3(3) of this Article IV, Section C. The Corporation shall pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 3(4). Upon such a sale to the Corporation, or its designee, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.
(6)    Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 2(1)(A) in the hands of such Charitable Beneficiary or Charitable Beneficiaries and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 2(1)(B) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.
4.    Transactions. Nothing in this Article IV, Section C shall preclude the settlement of any transaction entered into through the facilities of NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article IV, Section C and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article IV, Section C.
5.    Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article IV, Section C.
6.    Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right under this Article IV, Section C shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
7.    Severability. If any provision of this Article IV, Section C or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE V

By-laws
In furtherance of, and not in limitation of, the powers conferred by law and subject to the other provisions of this Amended and Restated Certificate of Incorporation, the Board of Directors is expressly authorized and empowered:
(1)    to adopt, amend or repeal the Amended and Restated By-laws of the Corporation (hereinafter referred to as the “By-laws”); provided, however, that the By-laws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; provided, further, that the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock (as hereinafter defined), voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the By-laws or to adopt any additional By-law;
(2)    from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Amended and Restated Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law; and
(3)    to manage and direct the business and affairs of the Corporation.
ARTICLE VI

Action of Stockholders
Except as otherwise specified with respect to any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.
ARTICLE VII

Board of Directors
Subject to the rights of the holders of any series of Preferred Stock to elect additional Directors of the Corporation (hereinafter referred to as “Directors”) under specified circumstances, the number of Directors shall initially be 11 and may hereafter be changed from time to time solely by the Board of Directors. At 11:55 p.m., Eastern Time, on December 15, 2014 (the “Effective Time”), the Board of Directors shall initially be composed of the directors of Crown Castle International Corp. then in office as of the Effective Time.
Unless and except to the extent that the By-laws shall so require, the election of Directors need not be by written ballot.
The Directors elected by the stockholders of Crown Castle International Corp. at the 2013 annual meeting of the stockholders of Crown Castle International Corp. (the “Class III Directors”) shall hold office for a term expiring at the second annual meeting of stockholders of the Corporation that occurs after the Effective Time, with each such Director to hold office until his or her successor shall have been duly elected and qualified. Directors elected by the stockholders of Crown Castle International Corp. (other than the Class III Directors) shall hold office for a term expiring at the first annual meeting of stockholders of the Corporation that occurs after the Effective Time, with each such Director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the second annual meeting of stockholders following the Effective Time, the foregoing classification of the Board of Directors shall cease. At each annual meeting of stockholders, Directors (other than those Directors who may be elected by the holders of any series of Preferred Stock) elected by the stockholders of the Corporation shall be elected at such meeting to hold office for a term expiring at the first succeeding annual meeting of stockholders of the Corporation after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified.
Subject to the rights of the holders of any series of Preferred Stock, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of Directors, may be filled only by the affirmative vote of a majority of the remaining Directors, though less than a quorum of the Board of Directors. Each such Director so chosen shall hold office for a term expiring (1) at the next annual meeting of stockholders at which the term of office of the class to which he or she has been elected expires or (2) following cessation of the classification of the Board of Directors in accordance with the immediately preceding paragraph, at the next annual meeting of stockholders held after his or her election as Director, and, in each case, until such Director’s successor shall have been duly elected and qualified. No decrease in the number of authorized Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
Except for such additional Directors, if any, as are elected by the holders of any series of Preferred Stock, any Director may be removed from office at any time, with or without cause only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, except that each of (a) the Directors elected by the stockholders of Crown Castle International Corp. at the 2012 annual meeting of the stockholders of Crown Castle International Corp. and (b) the Class III Directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class.
The Corporation shall seek to elect and maintain its status and taxation as a REIT under Sections 856 through 860, or any successor sections, of the Code (as defined in Article IV, Section C). In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the qualification of the Corporation as a REIT. Notwithstanding the foregoing, if a majority of the Board of Directors determines that it is no longer in the best interest of the Corporation to attempt to, or to continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election. The Board of Directors may also determine that compliance with any or all of the restrictions and limitations on stock ownership and transfers set forth in Article IV, Section C is no longer required for REIT qualification and taxation.
ARTICLE VIII

Indemnification
Each person who is or was a Director or officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended or any other applicable laws as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to other employees and agents of the Corporation, to directors, officers, employees or agents of a subsidiary, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Corporation, with the same scope and effect as the foregoing indemnification of Directors and officers of the Corporation. Notwithstanding the foregoing, the Corporation shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by this Amended and Restated Certificate of Incorporation or otherwise by the Corporation. Without limiting the generality of the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article VIII. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.
ARTICLE IX

Directors’ and Officers’ Liability

To the fullest extent permitted by the DGCL, as currently in effect or hereafter amended, a Director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer. Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a Director or officer of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

If the DGCL shall be amended to authorize corporate action further eliminating or limiting the liability of Directors or officers, then a Director or officer of the Corporation, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the DGCL, as so amended.

ARTICLE X

Stockholder Rights Issuances
The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders of securities of the Corporation to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation, recognizing that, under certain circumstances, the creation and issuance of such rights could have the effect of discouraging third parties from seeking, or impairing their ability to seek, to acquire a significant portion of the outstanding securities of the Corporation, to engage in any transaction which might result in a change of control of the Corporation or to enter into any agreement, arrangement or understanding with another party to accomplish the foregoing or for the purpose of acquiring, holding, voting or disposing of any securities of the Corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:
(A)    The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights.

(B)    Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation.
(C)    Provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation’s stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.
(D)    Provisions which deny the holder of the specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.
(E)    Provisions which permit the Corporation to redeem or exchange such rights, which redemption or exchange may be within the sole discretion of the Board of Directors, if the Board of Directors reserves such right to itself.
(F)    The appointment of a rights agent with respect to such rights.
Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, in addition to any other vote required by applicable law, the affirmative vote of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article X.
ARTICLE XI

Amendments
Except as may be expressly provided in this Amended and Restated Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that any amendment or repeal of Article VIII or Article IX of this Amended and Restated Certificate of Incorporation shall not adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment, alteration, change or repeal, and provided further that no Preferred Stock Designation shall be amended after the issuance of any shares of series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.
Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, and in addition to approval by the Board of Directors and any other vote of stockholders required by applicable law, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph (1) of

Article V, Article VI, Article VII, Article X or this second paragraph of this Article XI. For the purposes of this Amended and Restated Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote in a general vote of stockholders of the Corporation as a single class with shares of Common Stock.
* * * * *

This Restated Certificate of Incorporation shall become effective on July 25, 2023.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Edward B. Adams, Jr., its Executive Vice President and General Counsel, this 25th day of July, 2023.

CROWN CASTLE INC.
By:	/s/ Edward B. Adams, Jr.
	Name:	Edward B. Adams, Jr.
	Title:	Executive Vice President and General Counsel